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                                                                  Exhibit 99.1


ADVOCAT INC.
277 MALLORY STATION ROAD, SUITE 130
FRANKLIN, TENNESSEE  37067
(615) 771-7575

                                                                 NEWS RELEASE
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Contact:  William R. Council, III
            Chief Executive Officer


         ADVOCAT SIGNS DEFINITIVE AGREEMENT TO SELL CANADIAN SUBSIDIARY

FRANKLIN, Tenn. - (September 2, 2003) - Advocat Inc. (NASDAQ OTC: AVCA) today announced that it signed a definitive agreement to sell the stock of its wholly owned Canadian subsidiary, Diversicare Canada Management Services Co., Inc., to DCMS Holding, Inc., a privately-owned Ontario corporation, for $16.5 million Canadian (approximately $12 million U.S. dollars). The transaction includes 14 nursing homes and 20 assisted living facilities in the Canadian provinces of Ontario, British Columbia and Alberta operated by Diversicare Canada Management Services Co., Inc. Advocat's shareholders will be asked to approve the transaction at a special meeting to be held on or about October 30, 2003.

Under terms of the agreement, the purchaser will deposit $1 million Canadian in escrow prior to Advocat's stockholders' meeting. Advocat will receive the deposit and $7.5 million Canadian at closing plus a note for $8.0 million Canadian payable over five years. The proceeds from the transaction will be used to pay down debt under Advocat's bank credit facility. The closing is contingent upon certain regulatory approval.

"The proposed sale of our Canadian subsidiary will allow us to focus on our U.S. operations and reduce our overall debt," stated William R. Council, Chief Executive Officer. "We have been working for some time to sell these assets and believe this transaction is in the best interest of our shareholders. It will strengthen our financial position by providing funds to pay down our debt, reduce ongoing interest costs and streamline our accounting and reporting systems."

Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, changes in Canadian exchange rates, regulatory approval, uncertainty regarding the Company's ability to restructure or refinance its debt, the impact of under insured professional liability claims, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in 9 states, primarily in the Southeast, and three provinces in Canada.



     For additional information about the Company, visit Advocat's web site:
                            http://www.irinfo.com/avc